Exhibit 99.1

FOR IMMEDIATE RELEASE

May 7, 2010

Contact:  David Sheridan

Chief Financial Officer

Seneca Gaming Corporation

716-501-2010

Seneca Gaming Corporation Announces

Second Quarter Fiscal 2010 Operating Results

Net Slot Revenues Increase 2.4%

“While we believe the road to this country’s economic recovery has been and will continue to be an arduous one, we are hopeful that this quarter’s performance is indicative of some degree of stabilization.”

— David Sheridan, Chief Financial Officer, Seneca Gaming Corporation

NIAGARA FALLS, NEW YORK — Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its financial results for the three month period ended March 31, 2010 (“Second Quarter 2010”) and six month period ended March 31, 2010.  SGC is a wholly-owned, tribally chartered corporation of the Seneca Nation of Indians (the “Nation”) that operates all of the Nation’s Class III gaming operations in Western New York.  SGC, through its wholly-owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”), Seneca Territory Gaming Corporation (“STGC”) and Seneca Erie Gaming Corporation (“SEGC”), operates three casinos, one of which is located in Niagara Falls, New York, on the Nation’s Niagara Territory (“Seneca Niagara Casino and Hotel”), another of which is located in Salamanca, New York, on the Nation’s

Allegany Territory (“Seneca Allegany Casino and Hotel”), and the last of which is located in Buffalo, New York, on the Nation’s Buffalo Creek Territory (“Seneca Buffalo Creek Casino”).

Consolidated Operating Results for the Second Quarters 2010 and 2009 (in thousands, unaudited):

Consolidated financial results for the Second Quarter 2010 included the following:

•                  Gaming revenues of $128.9 million, a 0.4% increase from the Second Quarter 2009;

•                  Net slot revenues of $116.6 million, a 2.4% increase from the Second Quarter 2009;

•                  Net table games revenues of $12.2 million, a 15.8% decrease from the Second Quarter 2009;

•                  Non-gaming revenues of $23.3 million, a 9.2% decrease from the Second Quarter 2009;

•                  Net revenues of $139.2 million, a 0.6 % decrease from the Second Quarter 2009;

•                  Operating Income of $23.8 million, a 12.7%, or $3.5 million, decrease from the Second Quarter 2009. Prior to the effect of a $3.5 million increase in exclusivity fees payable to New York State from 22% to 25%, income from operations remained consistent at $27.3 million during the three months ended March 31, 2010 and 2009;

•                  Net income of $14.3 million, an 18.6% decrease from the Second Quarter 2009.  Prior to the effect of the $3.5 million increase in exclusivity fees payable to New York State, net income was $17.8 million during the three months ended March 31, 2010 compared to $17.6 million during the three months ended March 31, 2009; and

•                  Adjusted EBITDA, a non-GAAP measure described below, of $54.1 million, a 6.3% decrease from the Second Quarter 2009.  Prior to the effect of the $3.5 million increase in exclusivity fees payable to New York State, Adjusted EBITDA was $57.6 million during the three months ended March 31, 2010 compared to $57.7 million during the three months ended March 31, 2009.

	For the Second Quarters Ended
	Mar. 31, 2010	Mar. 31, 2009	Variance	Percent Variance

Gaming revenues	$128,904	$128,452	$452	0.4%
Non-gaming revenues	23,280	25,633	(2,353)	(9.2)%
Net revenues	139,220	140,038	(818)	(0.6)%
Operating Income	23,838	27,296	(3,458)	(12.7)%
Net Income	14,322	17,595	(3,273)	(18.6)%
Adjusted EBITDA (a non-GAAP measure described below)	54,069	57,707	(3,638)	(6.3)%

Net revenues for the Second Quarter 2010 decreased $0.8 million, or 0.6%, as compared to the Second Quarter 2009. While we experienced a decrease in table games revenue, increased slot hold and the opening of the Buffalo Creek expansion contributed to an increase in net slot revenue.  Although our slot handle appears to show signs of stabilization of gaming activity, consumer spending on non-gaming amenities continues to be impacted by the ongoing economic climate.  Despite this, net revenues decreased only $0.8 million, or 0.6% during the three months ended March 31, 2010, compared to $3.6 million, or 2.6%, during the three months ended December 31, 2009.

Catherine Walker, Chief Operating Officer and Principal Executive Officer of Seneca Gaming Corporation, said, “The March 2010 opening of the expansion at Seneca Buffalo Creek Casino, which brought the total number of slot machines at that property to 457, was yet another hallmark in SGC’s development.  Seneca Buffalo Creek Casino continues to be a wonderful compliment to our other resort properties and simply provides another experience for our patrons to enjoy.  However, like the rest of the gaming industry, we are still faced with many challenges.  Our exclusivity fee payable to New York State increased at the start of this quarter by three percent.  Despite these variables, our team has employed operational efficiencies and detailed financial analysis to execute a fluid plan.  As the national economic condition improves over time, I think Seneca Gaming Corporation is well positioned to continue delivering financial results and patron experiences that are among the best in our industry and unmatched in the marketplace.”

Selected Gaming Data for the Second Quarters 2010 and 2009 (in thousands, unaudited):

	For the Second Quarters Ended
	Mar. 31, 2010	Mar. 31, 2009	Variance	Percent Variance

Slot handle	$1,506,117	$1,520,560	$(14,443)	(0.9)%
Gross slot revenues	118,768	116,715	2,053	1.8%
Net slot revenues	116,642	113,885	2,757	2.4%
Free promotional slot plays (1)	9,872	12,867	(2,995)	(23.3)%
Table games drop	82,214	90,649	(8,435)	(9.3)%
Net table games revenue	12,175	14,455	(2,280)	(15.8)%

(1)   Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

SGC’s gross slot hold percentage and gross slot win per unit per day for the Second Quarter 2010 were 7.9% and $202, respectively, compared to 7.7% and $195, respectively, for the Second Quarter 2009.  Table games hold percentage and revenue per unit per day for the Second Quarter 2010 was 14.7% and $1,006, respectively, compared to 16.0% and $1,130, respectively, for the Second Quarter 2009.

Non-Gaming Revenues for the Second Quarters 2010 and 2009 (in thousands, unaudited):

	For the Second Quarters Ended
	Mar. 31, 2010	Mar. 31, 2009	Variance	Percentage Variance

Food and Beverage	$13,574	$14,231	$(657)	(4.6)%
Lodging	4,640	5,577	(937)	(16.8)%
Retail, entertainment and other	5,066	5,825	(759)	(13.0)%
Total	$23,280	$25,633	$(2,353)	(9.2)%

During the Second Quarter 2010, SGC’s non-gaming revenues continued to be negatively impacted by existing economic conditions and their apparent impact on consumer spending.

Food and beverage revenues decreased 4.6% when comparing the Second Quarter 2010 to the Second Quarter 2009.  During the Second Quarter 2010, the number of covers and average per check were approximately 933,000 and $14.54, respectively, compared to 956,000 and $14.88, during the Second Quarter 2009.

In addition, lodging revenue decreased by $0.9 million, or 16.8% when comparing the Second Quarter 2010 to the Second Quarter 2009.  The average daily room rate, or ADR, and occupancy percentage were $73.67 and 89.1%, respectively, for the Second Quarter 2010, compared to $80.88 and 94.5%, respectively, for the Second Quarter 2009.  The percentage of rooms for which we received cash revenue, as compared to those provided on a complimentary basis, were 19% and 81%, respectively, for the Second Quarter 2010, and 21% and 79%, respectively, for the Second Quarter 2009.

Richard K. Nephew, Treasurer of Seneca Gaming Corporation’s Board of Directors, commented, “During this quarter, prior to the effect of the increase in exclusivity fees payable to New York State, our Adjusted EBITDA remained consistent with that achieved in the same quarter in the prior year.  Our commitment to responsible operations and prudent reinvestment in our casino properties is evident in our success in navigating difficult economic times.  While the current economy presents certain challenges, I believe Seneca Gaming Corporation has demonstrated its ability to identify those opportunities that do exist and capitalize on them.  The past 18 to 24 months have allowed Seneca Gaming Corporation and the Seneca Nation of Indians to demonstrate their willingness and ability to implement sound governance standards and navigate the situation as well as, if not better, than any casino operator in the country.

David Sheridan, Chief Financial Officer of Seneca Gaming Corporation, commented, “While we believe the road to this country’s economic recovery has been and will continue to be an arduous one, we are hopeful that this quarter’s performance is indicative of some degree of stabilization.  In any event, we will continue to manage our business in the most efficient manner possible while continuing to provide our patrons with the world-class experience that is synonymous with the Seneca brand.”

Consolidated Operating Results for the Six Month Periods ended March 31, 2010 and 2009 (in thousands, unaudited):

Consolidated financial results for the six month period ended March 31, 2010 included the following:

•                  Gaming revenues of $253.0 million, a 0.9% decrease from the six month period ended March 31, 2009;

•                  Net slot revenues of $226.3 million, a 0.4% increase from the six month period ended March 31, 2009;

•                  Net table games revenues of $26.5 million, a 10.9% decrease from the six month period ended March 31, 2009;

•                  Non-gaming revenues of $47.6 million, a 9.4% decrease from the six month period ended March 31, 2009;

•                  Net revenues of $274.4 million, a 1.6 % decrease from the six month period ended March 31, 2009;

•                  Operating Income of $47.6 million, a 1.8% decrease from the six month period ended March 31, 2009.  Prior to the effect of a $3.5 million increase in exclusivity fees payable to New York State from 22% to 25%, income from operations was $51.1 million during the six month period ended March 31, 2010 compared to March 31, 2009, a 5.6% increase;

•                  Net income of $28.4 million, a 2.3% decrease from the six month period ended March 31, 2009.  Prior to the effect of the $3.5 million increase in exclusivity fees payable to New York State, net income was $31.9 million during the six month period ended March 31, 2010 compared to $29.1 million during the six month period ended March 31, 2009; and

•                  Adjusted EBITDA, a non-GAAP measure described below, of $107.7 million, a 3.7% decrease from the six month period ended March 31, 2009.  Prior to the effect of the $3.5 million increase in exclusivity fees payable to New York State, Adjusted EBITDA was $111.2 million during the three months ended March 31, 2010 compared to $111.7 million during the three months ended March 31, 2009.

	For the Six Month Periods Ended
	Mar. 31, 2010	Mar. 31, 2009	Variance	Percent Variance
Gaming revenues	$253,017	$255,439	$(2,422)	(0.9)%
Non-gaming revenues	47,631	52,573	(4,942)	(9.4)%
Net revenues	274,383	278,757	(4,374)	(1.6)%
Operating Income	47,565	48,428	(863)	(1.8)%
Net Income	28,406	29,069	(663)	(2.3)%
Adjusted EBITDA (a non-GAAP measure described below)	107,653	111,734	(4,081)	(3.7)%

Net revenues for the six month period ended March 31, 2010 decreased $4.4 million, or 1.6%, as compared to the six month period ended March 31, 2009.  While we experienced a decrease in table games revenue, our net slot revenue remained consistent with the prior year.  During the six month period ended March 31, 2010, the effects of the country’s economic conditions continued to restrict consumer spending for gaming and leisure activities.

Selected Gaming Data for the Six Month Periods Ended March 31, 2010 and 2009 (in thousands, unaudited):

	For the Six Month Periods Ended
	Mar. 31, 2010	Mar. 31, 2009	Variance	Percent Variance

Slot handle	$2,960,451	$2,992,796	$(32,345)	(1.1)%
Gross slot revenues	230,985	231,541	(556)	(0.2)%
Net slot revenues	226,315	225,461	854	0.4%
Free promotional slot plays (1)	21,136	22,904	(1,768)	(7.7)%
Table games drop	166,879	183,004	(16,125)	(8.8)%
Net table games revenue	26,523	29,753	(3,230)	(10.9)%

(1)           Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

SGC’s gross slot hold percentage and gross slot win per unit per day for the six month period ended March 31, 2010 were 7.8% and $195, respectively, compared to 7.7% and $191, respectively, for the six month period ended March 31, 2009.  Table games hold percentage and revenue per unit per day for the six month period ended March 31, 2010 was 15.9% and $1,060, respectively, compared to 16.3% and $1,152, respectively, for the six month period ended March 31, 2009.

Non-Gaming Revenues for the Six Month Periods Ended March 2010 and 2009 (in thousands, unaudited):

	For the Six Month Periods Ended
	Mar. 31, 2010	Mar. 31, 2009	Variance	Percentage Variance
Food and Beverage	$26,829	$28,435	$(1,606)	(5.7)%
Lodging	9,844	11,872	(2,028)	(17.1)%
Retail, entertainment and other	10,958	12,266	(1,308)	(10.7)%
Total	$47,631	$52,573	$(4,942)	(9.4)%

During the six month period ended March 31, 2010, SGC’s non-gaming revenues continued to be negatively impacted by existing economic conditions and their apparent impact on consumer spending.

Food and beverage revenues decreased 5.7% when comparing the six month period ended March 31, 2010 to the same period in 2009.  During the six month period ended March 31, 2010, the number of covers and average per check were approximately 1,835,000 and $14.62, respectively, compared to 1,891,000 and $15.04, during the same period in 2009.

In addition, lodging revenue decreased by $2.0 million, or 17.1% when comparing the six month period ended March 31, 2010 to the same period in 2009.  The average daily room rate, or ADR, and occupancy percentage were $78.28 and 89.5%, respectively, for the six month period ended March 31, 2010, compared to $86.63 and 93.6%, respectively, for the same period in 2009.  The percentage of rooms for which we received cash revenue, as compared to those provided on a complimentary basis, were 24% and 76%, respectively, for the six month periods ended March 31, 2010 and 2009.

Liquidity, Capital Resources and Capital Spending

As of March 31, 2010, SGC held cash and cash equivalents of $111.3 million (including $33.0 million of restricted cash), an increase of $28.1 million when compared to September 30, 2009, and an increase of $45.7 million when compared to March 31, 2009.

Debt:

SGC’s total debt was $497.9 million as of March 31, 2010, compared to $497.4 million as of September 30, 2009.  In addition, SGC’s $50.0 million Amended Senior Secured Revolving Loan Agreement provided letters of credit, totaling approximately $18.3 million as of March 31, 2010, in support of certain SGC contractual agreements and ongoing legal matters.  Availability under the Amended Senior Secured Revolving Loan Agreement, net of these letters of credit, was $31.7 million as of March 31, 2010.

On January 22, 2010, the SGC Board of Directors took action, in part, to reserve monies for the future repayment or refinancing of outstanding indebtedness.  Accordingly, an internally restricted reserve fund was created and such amounts are included within restricted cash reported on the consolidated balance sheet at March 31, 2010.

Capital Expenditures:

SGC’s cash paid for capital expenditures totaled $13.9 million for the six month period ended March 31, 2010.  The capital expenditures consisted principally of $2.4 million relating to ongoing construction of the Seneca Hickory Stick Golf Club; and $5.6 million for the expansion of the existing gaming facility at the Seneca Buffalo Creek Casino.  The remaining $5.9 million in capital expenditures were principally for the acquisition of equipment for existing casino operations.

Capital Resources:

Net distributions to our owner, the Seneca Nation, totaled $22.5 million for the six month period ended March 31, 2010.

SGC’s Board of Directors and senior management continue to work closely with SGC’s owner to ensure cash generated from operations, available cash and cash equivalents, restricted cash, short-term investments and cash available under the Amended Senior Secured Revolving Loan Agreement are sufficient to service our debt, satisfy our other financial obligations and commitments and meet our working capital requirements for the remainder of the current fiscal year.

Kevin W. Seneca, Chairman of the Board, added “With respect to the gaming industry, SGC stands out among its peers. Our hotel operations at Seneca Niagara Casino & Hotel and Seneca Allegany Casino & Hotel have both earned a Four Diamond rating from AAA, marking the fifth and second consecutive years, respectively, in which they have achieved this honor. Our casino properties offer our patrons the latest in game themes and technology, providing an experience that is unparalleled in the region. The expected completion of the Seneca Hickory Stick Golf Club, designed by Robert Trent Jones II, will only add to the experience that continues to draw patrons to our properties.  We are looking forward to furthering our objective of providing a total experience for our guests and believe the opening of this amenity this summer will further allow Seneca

Gaming Corporation to differentiate itself in the region.  The Board of Directors and the management team, together with our owners, the Seneca Nation of Indians, will continue to work hard to provide patrons one clear choice for their entertainment dollars.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization.   SGC is not subject to U.S. federal income taxation under current interpretations of the U.S. federal tax code. EBITDA is presented to provide additional information that SGC’s management uses to assess its business and because management believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. However, other companies in the gaming industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

SGC defines Adjusted EBITDA as EBITDA plus pre-opening expense, other non-operating expenses, impairment charge and head lease expense.

Adjusted EBITDA provides an additional measurement by which to evaluate SGC’s operations and, when viewed with both the SGC’s GAAP results and its reconciliations of Adjusted EBITDA to net income, the SGC believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure.

Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) SGC believes it enhances an overall understanding of SGC’s financial performance; (2) SGC believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the SGC’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of gaming and hospitality companies; and (4) SGC uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

Because SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies, comparisons of EBITDA and Adjusted EBITDA may be limited.  EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Statements

This earnings release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with reference to SGC and its management, indicate forward looking statements.  Similarly, statements that describe our plans or goals are all forward-looking statements.  Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this earnings release, including, but not limited to SGC’s ability to continue delivering financial results and patron experiences that are among the best in its industry; to navigate the current economic environment as well as, if not better than, any casino operator in the country;  to identify or act on business opportunities; to continue to manage its business in the most efficient manner possible; to continue to offer its patrons the latest in game themes and technology, or to continue to differentiate itself in the region.

Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K.  These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

Investor Call for Quarter Ended March 31, 2010

Kevin Seneca, Chairman of the SGC Board of Directors, and SGC senior management will host a conference call for investors and other members of the financial community on Tuesday, May 11, 2010 at 3pm Eastern Standard Time for purposes of discussing SGC’s operating results for the quarter ended March 31, 2010.  Interested parties may participate in this call by dialing 866-379-3082, the conference ID is SENECA.  Participants are requested to dial in 5 to 10 minutes prior to the scheduled start time.  A rebroadcast of this conference call will be available for 14 days by dialing 800-642-1687; the conference ID number will be 72799720.

Contact:  David Sheridan, Chief Financial Officer for additional information at 716-501-2010.

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	March 31,	September 30,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$78,291	$83,230
Short-term investments	—	113
Other receivables, net	2,549	8,740
Inventories	3,938	4,046
Other current assets	10,358	10,369

Total current assets	95,136	106,498

Property and equipment, net	668,497	670,111
Restricted cash	33,013	—
Other long-term assets	64,377	65,319

Total assets	861,023	841,928

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	12,255	2,328
Construction payables	5,352	9,373
Distributions payable to Nation	3,745	3,727
Exclusivity fees payable	11,062	8,220
Accrued interest payable	15,104	15,104
Accrued regulatory costs	38,498	33,683
Accrued gaming liabilities	15,262	15,113
Accrued payroll and related liabilities	9,230	9,652
Other current liabilities	6,066	6,722

Total current liabilities	116,574	103,922

Long-term debt	497,870	497,363
Other long-term liabilities	834	834
Total liabilities	615,278	602,119

Capital:
Retained earnings	245,745	239,809
Total capital	245,745	239,809

Total liabilities and capital	$861,023	$841,928

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)  ($000’s omitted)

	Three Months Ended:		Six Months Ended:
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

Revenues:
Gaming	$128,904	$128,452	$253,017	$255,439
Food and beverage	13,574	14,231	26,829	28,435
Lodging	4,640	5,577	9,844	11,872
Retail, entertainment and other	5,066	5,825	10,958	12,266
Promotional allowances	(12,964)	(14,047)	(26,265)	(29,255)
	139,220	140,038	274,383	278,757

Expenses:
Gaming	42,487	36,424	78,209	73,650
Food and beverage	10,488	10,697	21,088	21,904
Lodging	2,866	3,128	5,851	6,159
Retail, entertainment and other	3,215	3,467	7,387	7,445
Advertising, general and administrative	45,095	46,365	92,195	95,865
Pre-opening costs	20	78	92	136
Depreciation	11,045	12,583	21,775	25,170
Impairment of property and equipment	166	—	221	—

Total operating expenses	115,382	112,742	226,818	230,329

Operating income	23,838	27,296	47,565	48,428
Other non-operating expenses	—	(50)	(113)	(163)
Interest income	14	23	25	81
Interest expense	(9,530)	(9,674)	(19,071)	(19,277)

Net (loss) Income	$14,322	$17,595	$28,406	$29,069

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)  ($000’s omitted)

	Six Months Ended
	March 31,
	2010	2009
	(Dollars in Thousands)
Cash flows relating to operating activities:
Net (loss) income	$28,406	$29,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,775	25,170
Loss on disposal of assets	91	7
Amortization of deferred financing costs and debt discount	1,633	1,621
Other than temporary decline in investments	113	150
Provision for bad debts	51	201

Change in operating assets and liabilities:
Current assets	1,158	(1,113)
Current liabilities	6,318	4,659

Net cash provided by operating activities	59,545	59,764

Cash flows relating to investing activities:
Purchases of property and equipment	(13,936)	(33,786)
Deposits to restricted cash	(33,013)	—
Change in long-term deposits	10	50
Land acquisition costs	(115)	(482)

Net cash used in investing activities	(47,054)	(34,218)

Cash flows relating to financing activities:
Contribution received from the Nation	5,101	—
Cash paid for deferred financing fees	(79)	—
Proceeds from senior secured revolving loan agreement	—	20,000
Distributions paid to the Nation	(22,452)	(33,239)

Net cash used in financing activities	(17,430)	(13,239)

Net increase (decrease) in cash	(4,939)	12,307

Cash and Cash Equivalents balances:
Beginning of period	83,230	53,305
End of period	$78,291	$65,612

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Three months ended March 31, 2010

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$14,322
Depreciation	11,045
Interest, net	9,516

EBITDA	34,883
Impairment Charge	166
Pre-opening costs	20
Other Non-operating expense	—
Head Lease	19,000

Adjusted EBITDA	$54,069

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Three months ended March 31, 2009

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income	$17,595
Depreciation	12,583
Interest, net	9,651

EBITDA	39,829
Impairment Charge	—
Pre-opening costs	78
Other Non-operating expense	50
Head Lease	17,750

Adjusted EBITDA	$57,707

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Six months ended March 31, 2010

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income	$28,406
Depreciation	21,775
Interest, net	19,046

EBITDA	69,227
Impairment Charge	221
Pre-opening costs	92
Other Non-operating (income)expense	113
Head Lease	38,000

Adjusted EBITDA	$107,653

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Six months ended March 31, 2009

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income	$29,069
Depreciation	25,170
Interest, net	19,196

EBITDA	73,435
Impairment Charge	—
Pre-opening costs	136
Other Non-operating (income)expense	163
Head Lease	38,000

Adjusted EBITDA	$111,734